Exhibit 99.1

Terns Announces Pricing of $75 Million Public Offering

December 21, 2022

FOSTER CITY, Calif., Dec. 20, 2022 (GLOBE NEWSWIRE) -- Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology, obesity and non-alcoholic steatohepatitis (NASH), today announced the pricing of its underwritten public offering of 10,350,000 shares of its common stock at a public offering price of $7.25 per share, before underwriting discounts and commissions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Terns, are expected to be approximately $75.0 million, excluding any exercise of the underwriters’ option to purchase additional shares. In addition, Terns has granted the underwriters a 30-day option to purchase up to an additional 1,552,500 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on December 23, 2022, subject to customary closing conditions. All of the securities are being offered by Terns.

Jefferies and Cowen are acting as lead book-running managers for the proposed offering. UBS Investment Bank is also acting as a bookrunner for the proposed offering. Mizuho and JMP Securities, a Citizens Company, are acting as co-lead managers for the proposed offering.

Terns intends to use the net proceeds from the proposed offering, together with its existing cash and cash equivalents, to advance its clinical-stage development pipeline, including the TERN-501, TERN-701 and TERN-601 clinical programs and for working capital and general corporate purposes.

The public offering is being made pursuant to a registration statement on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”), which became effective on March 14, 2022. A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at 877-821-7388 or by email at prospectus_department@jefferies.com or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at 1-833-297-2926 or by e-mail: PostSaleManualRequests@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state or other jurisdiction.

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology, obesity and NASH. Terns’ pipeline includes four clinical stage development programs including an allosteric BCR-ABL inhibitor, a THR-β agonist, an FXR agonist, a VAP-1 inhibitor, and a preclinical small-molecule GLP-1 receptor agonist program.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Terns Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to completion of the public offering. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company and the offering, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the period ended September 30, 2022, and its prospectus supplement. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com